Exhibit 10.1

STIPULATION AND AGREEMENT OF SETTLEMENT

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TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A — Schwartz State FX Case Agreement

Exhibit B — Stipulations in the Other California State FX Cases

Exhibit C — Escrow Agreement

Exhibit D — [Proposed] Third Consolidated Amended Class Action Complaint

Exhibit E — Preliminary Approval Order

Exhibit F — Final Judgment and Order of Dismissal

Exhibit G — Class and Settlement Notice Plan

Exhibit H — Plan of Administration and Distribution

Exhibit I — Exemplar Documents

Exhibit J — Ten State FX Case Counsel

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1. Recitals.

This Stipulation and Agreement of Settlement (including its exhibits, the “Settlement Agreement”) is made and entered into on July 20, 2006, and is submitted to the Court for its approval as set forth below. This Settlement Agreement is entered into on behalf of: the Representative Plaintiffs and the Settlement Classes, by and through the Representative Plaintiffs and Plaintiffs’ Co-Lead Counsel; and each of the Defendants, by and through their respective authorized signatories (all of the above collectively referred to as the “Parties”).

WHEREAS, by Order dated July 7, 2003 the Court granted in part and denied in part the Defendants’ motions to dismiss the Consolidated Action, and granted certain Defendants’ motions to stay and compel arbitration of certain named plaintiffs’ claims;

WHEREAS, the Second Consolidated Amended Class Action Complaint was filed in the Consolidated Action on August 15, 2003;

WHEREAS, by Orders dated October 15, 2004, March 9, 2005, June 16, 2005, and December 7, 2005, the Court certified a damages class, an injunctive relief class, and a Truth in Lending Act class in the Consolidated Action, excluding, however, certain cardholders the Court found were subject to enforceable arbitration agreements;

WHEREAS, Chase and Citibank filed notices of appeal (Nos. 05-1869, 05-1871 and 06-0091) to the United States Court of Appeals for the Second Circuit from the Court’s March 9, 2005, June 16, 2005 and December 7, 2005 Orders denying in part their motions to stay and compel arbitration of certain cardholders’ claims in the Consolidated Action, and plaintiffs filed notices of cross-appeal (Nos. 05-2066 and 06-0372); and appeals Nos. 05-1869, 05-1871, and 05-2066 are fully briefed, and appeals Nos. 06-0091 and 06-0372 have yet to be briefed;

WHEREAS, plaintiffs in the Consolidated Action filed petitions pursuant to Rule 23(f) of the Federal Rules of Civil Procedure (Nos. 05-8015 and 05-6832), and, with the prior approval of the Court, pursuant to 28 U.S.C. § 1292(b) (Nos. 05-8022 and 05-6829), for discretionary interlocutory review by the United States Court of Appeals for the Second Circuit of the Court’s March 9, 2005, June 16, 2005, and December 7, 2005 Orders;

WHEREAS, the Third Amended Complaint alleges that the Defendants (or, as applicable, their predecessor entities), among other things, individually and in concert engaged in conduct that allegedly had and has the purpose and effect of, inter alia, fixing, inflating, Embedding, concealing and/or inadequately disclosing the nature, pricing and other aspects of Credit Card Foreign Transactions and Debit Card Foreign Transactions (including, but not limited to, Foreign Transaction Fees, Base Exchange Amounts, and/or components of both), allegedly in violation of the Sherman Act, 15 U.S.C. § 1 et seq., the Truth in Lending Act, 15 U.S.C. § 1601 et seq., and the Electronic Fund Transfer Act, 15 U.S.C. § 1693 et seq., and also alleges that such asserted conduct has violated various state statutes, including, but not limited to, state statutes relating to antitrust or unfair competition (e.g., the Cartwright Act, Section 16720 et seq. of the California Business and Professions Code, or the Donnelly Act, Section 340 et seq. of the New York General Business Law), disclosure (e.g., Article 10 of the New York Personal Property Law, or the Song-Beverly Credit Card Act, Section 1747 et seq. of the California Civil Code), or consumer protection or unfair or deceptive acts or practices (e.g., Section 17200 et seq. of the California Business & Professions Code, Section 17500 et seq. of the California Business and Professions Code, Section 1750 et seq. of the California Civil Code, Section 349 of the New York General Business Law, or Sections 37-24-6 and 37-24-31 of the

South Dakota Codified Laws), and principles of common law and equity, including, but not limited to, breach of contract, breach of duty, fraud, conversion, good faith and fair dealing, negligent misrepresentation, unconscionability and unjust enrichment;

WHEREAS, plaintiffs contend that they have suffered damages as a result of the Defendants’ alleged conduct and are threatened with future harm;

WHEREAS, each Defendant vigorously denies that it, its predecessors, or any entity affiliated with it was party to any alleged unlawful conspiracy or agreement with respect to pricing or procedures concerning Foreign Transactions, maintains that its pricing and procedures concerning Foreign Transactions have at all times been pro-competitive, fair and reasonable, not concealed, and properly and adequately disclosed, and denies that it has violated any federal or state statute, principle of common law or equity, rule or regulation whatever;

WHEREAS, arm’s length settlement negotiations have taken place between the Representative Plaintiffs and Plaintiffs’ Co-Lead Counsel, and the Defendants, including in connection with, inter alia, six separate JAMS dispute resolution mediation sessions before the Honorable Edward A. Infante;

WHEREAS, after substantial discovery and investigation of the facts and after carefully considering applicable law, the Representative Plaintiffs and Plaintiffs’ Co-Lead Counsel have concluded that: it would be in the best interests of the Settlement Classes to enter into this Settlement Agreement in order to avoid the uncertainties of litigation, particularly complex litigation such as this, and to assure benefits to the Settlement Classes; the terms and conditions of this Settlement Agreement, and the settlement contemplated hereby (including, but not limited to, the total Monetary Settlement Consideration of $336 million, and Defendants’

agreements with respect to future conduct relating to Foreign Transactions, as set forth below) are fair, reasonable, and adequate and in the best interests of all members of the Settlement Classes; and they will be able to submit to the Court a Class and Settlement Notice Plan that satisfies the requirements of due process and Rule 23 of the Federal Rules of Civil Procedure, and a Plan of Administration and Distribution that fairly and adequately addresses the question of settlement administration, claims submission, and allocation of monetary payments among members of the Settlement Damages Class;

WHEREAS, plaintiff in the Schwartz State FX Case, on behalf of himself and the general public, and through the Schwartz State FX Case Counsel (which are also some of Plaintiffs’ Co-Lead Counsel, and other counsel for plaintiffs in the Consolidated Action), and MasterCard International Incorporated and Visa, are concurrently herewith entering into a separate settlement agreement (the “Schwartz State FX Case Agreement,” a copy of which is attached hereto as Exhibit A), pursuant to which, inter alia: (i) the parties in the Schwartz State FX Case are agreeing to dismiss the Schwartz State FX Case; and (ii) MasterCard International Incorporated and Visa agree to pay amounts totaling $32 million in attorneys’ fees and expenses to the Schwartz State FX Case Counsel for the benefit of plaintiff and the general public in the Schwartz State FX Case according to the terms and conditions of the Schwartz State FX Case Agreement;

WHEREAS, plaintiffs in the Other California State FX Cases, on behalf of themselves, the Persons they putatively represent, and (where applicable) the general public in the Other California State FX Cases, and through the Other California State FX Case Counsel, are concurrently herewith entering into stipulations with MasterCard International Incorporated and Visa in the Other California State FX Cases (the “Stipulations in the Other California State FX Cases,” copies of which are attached hereto as Exhibit B), to, inter alia: stay and enjoin those cases pending Final Settlement Approval or termination of this Settlement Agreement, whichever occurs earlier, and immediately dismiss those cases with prejudice upon Final Settlement Approval;

WHEREAS, plaintiffs in the Ten State FX Cases, through the Ten State FX Case Counsel, have been actively negotiating settlement agreements with MasterCard in the Ten State FX Cases, pursuant to which, if executed, inter alia, MasterCard will separately agree to pay an aggregate total of $3.35 million to the Ten State FX Case Counsel in respect of attorneys’ fees and expenses incurred by plaintiffs in the Ten State FX Cases according to the terms and conditions of those settlement agreements;

WHEREAS, Defendants have concluded that, despite their good faith belief that they are not liable for any of the Claims in the Consolidated Action or in the State FX Cases or otherwise constituting Released Claims and have good defenses thereto, they will enter into this Settlement Agreement to avoid the further expense, inconvenience and burden of this litigation, and the distraction and diversion of their personnel and resources, and to obtain the conclusive and complete dismissal and/or release of the Consolidated Action, the Claims in the State FX Cases, and all other Released Claims; and

WHEREAS, the Parties hereto agree that this Settlement Agreement shall not be deemed or construed to be an admission or evidence of any violation of any federal or state statute, rule or regulation, or principle of common law or equity, or of any liability or wrongdoing whatever, by any of the Defendants, or of the truth of any of the Claims asserted in the Third Amended Complaint, any prior complaints in the Consolidated Action, or elsewhere;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the undersigned, on behalf of the Representative Plaintiffs, the Settlement Classes and Defendants, that the proposed Third Amended Complaint shall be filed, and then dismissed on the merits and with prejudice as to all Defendants upon entry of the Final Judgment and Order of Dismissal, and the Consolidated Action in its entirety, the Claims in the State FX Cases, and all other Released Claims shall be finally and fully compromised, settled, and released, subject to the approval of the Court as required by Rule 23 of the Federal Rules of Civil Procedure, on the following terms and conditions:

2. Definitions.

For purposes of this Settlement Agreement only, the words and terms used in this Settlement Agreement that are expressly defined in this Section or elsewhere in this Settlement Agreement shall have the meaning ascribed to them in those definitions.

(a) “Additional Releases” means the releases and discharges of Claims described in Section 18 hereof.

(b) “ATMs” means automated teller machines.

(c) “Authorized Claimant” means a Settlement Damages Class Member who or which has submitted a timely and valid Claim Form and is entitled to receive a payment from the Net Settlement Fund as provided in the Plan of Administration and Distribution.

(d) “Bank Defendants” means Bank of America Corporation, Bank of America, N.A. (USA), and Bank of America, N.A. (collectively, “Bank of America”); JPMorgan

Chase & Co. (successor to Chase Manhattan Corporation and Bank One Corporation), Chase Bank USA, N.A. (successor to Chase Manhattan Bank USA, N.A. and First USA Bank, N.A.), and the JPMorgan Chase Bank, N.A. (successor to Chase Manhattan Bank and Bank One, N.A.) (collectively, “JPMorgan Chase”); Citigroup Inc., Citibank (South Dakota), N.A., Universal Bank, N.A., Universal Financial Corp., and Citicorp Diners Club Inc. (“Diners Club”) (collectively, “Citibank”); HSBC Finance Corporation (f/k/a Household International, Inc.) and HSBC Bank Nevada, N.A. (f/k/a Household Bank (SB), N.A.) (collectively, “HSBC”); MBNA America Bank, N.A. and MBNA America (Delaware), N.A. (collectively, “MBNA”); and Washington Mutual Inc., Washington Mutual Bank, and New American Capital Inc. (which were joined as defendants in the Third Amended Complaint solely by virtue of a merger with various Providian entities and which are collectively referred to as “Washington Mutual;” provided, however, that all references to Washington Mutual herein relate solely to the conduct of its predecessor Providian entities).

(e) “Bank Defendant Releasees” means: each of the Bank Defendants; each of the Bank Defendants’ predecessors, successors (including, without limitation, acquirers of all or substantially all of the assets, stock, or other ownership interests of any of the Bank Defendants) and assigns; the past, present and future, direct and indirect, parents (including, but not limited to, holding companies), subsidiaries, affiliates and associates (as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934) of any of the above; and the past, present and future principals, trustees, partners, contractual counterparties (including, without limitation, affinity, agent bank, and co-brand contractual parties), officers, directors, employees, agents, attorneys, shareholders, advisors, predecessors, successors (including, without limitation, acquirers of all or substantially all of the assets, stock, or other ownership interests of any of the above), assigns, representatives, heirs, executors and administrators of any of the above; provided, that Bank Defendant Releasees does not include any Network Defendant. For avoidance of doubt: (i) American Express Company, American Express Travel Related Services, Inc., and American Express Centurion Bank (collectively, “American Express”) are not Bank Defendant Releasees; (ii) the Washington Mutual entities are Bank Defendant Releasees only as to the conduct of their predecessor Providian entities or to the extent that they are contractual counterparties; (iii) a Person who or which is a Bank Defendant Releasee solely because he/she/it is a contractual counterparty to one or more other Bank Defendant Releasees shall be a Bank Defendant Releasee only with respect to Claims arising out of or relating to the acts, agreements, conduct and/or omissions involving such other Bank Defendant Releasee(s) and not with respect to any other, unrelated acts, agreements, conduct and/or omissions of the contractual counterparty; and (iv) if an entity becomes a successor to a Bank Defendant Releasee through acquisition or merger after the Effective Date, it succeeds to the Releases and Additional Releases available to that Bank Defendant Releasee, but does not, by virtue of that acquisition or merger, otherwise become a Bank Defendant Releasee to a greater extent than it was before such acquisition or merger.

(f) “Base Exchange Amount” means, with regard to a Foreign Transaction, the U.S. dollar amount that results from applying the transaction amount in foreign currency to any factor(s) (however selected, determined, or characterized, and without regard to whether, or the price at which, such currency was obtained from one or more third parties) used in calculating the transaction amount in U.S. dollars for that transaction.

(g) “CAFA” means the Class Action Fairness Act of 2005, Pub. L. No. 109-2, 119 Stat. 4 (2005), effective February 18, 2005.

(h) “Claimant” means a Settlement Damages Class Member who or which has submitted a timely and valid Claim Form and may be entitled to receive a payment from the Net Settlement Fund as provided in the Plan of Administration and Distribution.

(i) “Claims” means any and all actual or potential claims, actions, causes of action, suits, counterclaims, cross claims, third party claims, contentions, allegations, and assertions of wrongdoing, and any demands for any and all debts, obligations, liabilities, damages (whether actual, treble, punitive, exemplary, statutory, or otherwise), whenever incurred, attorneys’ fees, costs, expenses, restitution, disgorgement, injunctive relief, any other type of equitable, legal or statutory relief, any other benefits, or any penalties of any type whatever, whether asserted in federal court, state court, arbitration or otherwise, and whether triable before a judge or jury or otherwise. For avoidance of doubt, Claims includes any right or opportunity to claim, seek or obtain restitution, disgorgement, injunctive relief or any other benefit as a member of the general public, under California Business and Professions Code Section 17200 et seq. or otherwise.

(j) “Claims Administrator” means the Person to be chosen according to the terms and conditions in the Plan of Administration and Distribution, and approved by the Court, which Person shall administer, under Settlement Classes Counsel’s supervision, the Class and Settlement Notice Plan and Plan of Administration and Distribution provided for in this Settlement Agreement, and which Person (and any successor(s) thereto) shall be unrelated to, and independent of, the Defendants within the meaning of Treasury Regulations §§ 1.468B-1(d) and 1.468B-3(c)(2)(A).

(k) “Consolidated Action” means, for purposes of this Settlement Agreement only, those actions consolidated pursuant to the Court’s December 13, 2001 Order in MDL No. 1409 or by any subsequent orders, and not remanded to state court. For avoidance of doubt, Consolidated Action does not include the following cases: Ross et al. v. American Express Co. et al., No. 04-CV-05723 (S.D.N.Y.) (WHP); and Ross et al. v. Bank of America, N.A. (USA) et al., No. 05-CV-7116 (S.D.N.Y.) (WHP).

(l) “Court” means the United States District Court for the Southern District of New York, the Honorable William H. Pauley III, presiding.

(m) “Credit Cards” means all United States-issued Visa-, MasterCard-, and Diners Club-branded payment cards that extend to cardholders a line of credit or which require payment of the amount due by a due date. For avoidance of doubt, solely for purposes of use herein, Credit Cards includes, without limitation, cards commonly known as credit cards, charge cards, corporate cards, company cards, and purchasing cards.

(n) “Debit Cards” means all United States-issued Visa- and MasterCard-branded payment cards that enable cardholders to access deposits or other assets to pay for goods or services or withdraw cash. For avoidance of doubt, solely for purposes of use herein, Debit Cards includes, without limitation, cards commonly known as debit cards, stored value cards, and ATM cards.

(o) “Defendants” means the Bank Defendants and the Network Defendants.

(p) “Defendant Releasees” means: each of the Defendants; each of the Defendants’ predecessors, successors (including, without limitation, acquirers of all or substantially all of the assets, stock, or other ownership interests of any of the Defendants) and assigns; the past, present and future, direct and indirect, parents (including, but not limited to, holding companies), subsidiaries, affiliates and associates (as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934) of any of the above; and the past, present and future principals, trustees, partners, contractual counterparties (including, without limitation, affinity, agent bank, and co-brand contractual parties), officers, directors, employees, agents, attorneys, shareholders, advisors, predecessors, successors (including, without limitation, acquirers of all or substantially all of the assets, stock, or other ownership interests of any of the above), assigns, representatives, heirs, executors and administrators of any of the above. For avoidance of doubt: (i) American Express Company, American Express Travel Related Services, Inc., and American Express Centurion Bank (collectively, “American Express”) are not Defendant Releasees or Member Releasees; (ii) the Washington Mutual entities are Defendant Releasees only as to the conduct of their predecessor Providian entities or to the extent that they are contractual counterparties; (iii) a Person who or which is a Defendant Releasee solely because he/she/it is a contractual counterparty to one or more other Defendant Releasees shall be a Defendant Releasee only with respect to Claims arising out of or relating to the acts, agreements, conduct and/or omissions involving such other Defendant Releasee(s) and not with respect to any other, unrelated acts, agreements, conduct and/or omissions of the contractual counterparty; and (iv) if an entity becomes a successor to a Defendant Releasee through acquisition or merger after the Effective Date, it succeeds to the Releases and Additional

Releases available to that Defendant Releasee, but does not, by virtue of that acquisition or merger, otherwise become a Defendant Releasee to a greater extent than it was before such acquisition or merger.

(q) “Diners Club-branded Card” means Credit Cards bearing the name Diners Club or any other brand name in the Diners Club family of brands.

(r) “Effective Date” means the date on which Plaintiffs’ Co-Lead Counsel have timely sent, and all Defendants have timely received, Payment Confirmation Notice, pursuant to Section 3(a).

(s) “Embed,” “Embedding” or “Embedded” means, in connection with a Foreign Transaction, to include without separate identification or itemization any Foreign Transaction Fee in the U.S. dollar transaction amount sent by MasterCard or Visa to issuing Members, or by Diners Club or any of the Bank Defendants to cardholders.

(t) “Final Judgment and Order of Dismissal” means the entry by the Court of an order and final judgment in all material respects in the form attached as Exhibit F to this Settlement Agreement. For avoidance of doubt, and without limitation, each of the items listed in Section 8(a)(iii) through (xi) shall be considered material to all Parties, and Section 8(a)(i) shall be considered material to Defendants.

(u) “Final Settlement Approval” shall have the meaning set forth in Section 9 hereof.

(v) “Foreign Transaction” means a purchase, cash advance or withdrawal or other transaction effected in any manner by use of a United States-issued Visa-, MasterCard-, or Diners Club-branded Credit Card (“Credit Card Foreign Transaction”) or Debit Card (“Debit

Card Foreign Transaction”) which transaction (1) is originally denominated in a currency other than the United States dollar, or (2) is originally denominated in the United States dollar and is effected with a merchant or other Person outside the United States and an amount in addition to the transaction amount was applied, by a Defendant Releasee or Member Releasee (other than a Person who or which is a Defendant Releasee or Member Releasee solely because he/she/it is a contractual counterparty to another Defendant Releasee or Member Releasee), because it is a transaction effected with a merchant or other Person outside the United States.

(w) “Foreign Transaction Fee” means, with regard to a Foreign Transaction, any amount (however characterized), over and above the amount of any Base Exchange Amount, applied because the transaction is a Foreign Transaction or because currency conversion (or “translation”) was performed.

(x) “Gross Settlement Fund” means the Monetary Settlement Consideration, plus any interest earned thereon, to be paid into a segregated escrow account to be distributed according to the terms and conditions herein.

(y) “Litigation” means the Consolidated Action, including, without limitation, any appeals or requests for leave to appeal therefrom, and any matters asserted in any of the complaints (including, without limitation, the Third Amended Complaint), pleadings, filings, interrogatory responses, or other papers filed or served in the Consolidated Action.

(z) “MasterCard-branded Card” means Credit Cards or Debit Cards bearing the name MasterCard, Maestro, Cirrus or any other brand name in the MasterCard family of brands.

(aa) “Members” means each Person now, previously or hereafter licensed by MasterCard International Incorporated or Visa U.S.A. Inc. to issue Cards carrying any of its respective brands and/or to contract with merchants to accept such Cards.

(bb) “Member Releasees” means: each of the Members other than the Bank Defendant Releasees; each of their predecessors, successors (including, without limitation, acquirers of all or substantially all of the assets, stock, or other ownership interests of any of the Members other than the Bank Defendant Releasees) and assigns; the past, present and future, direct and indirect, parents (including, but not limited to, holding companies), subsidiaries, affiliates or associates (as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934) of any of the above; and the past, present and future, principals, trustees, partners, contractual counterparties (including, without limitation, affinity, agent bank, and co-brand contractual parties), officers, directors, employees, agents, attorneys, shareholders, advisors, predecessors, successors (including, without limitation, acquirers of all or substantially all of the assets, stock, or other ownership interests of any of the above), assigns, representatives, heirs, executors and administrators of any of the above, provided, that (i) Member Releasees does not include any of the Defendant Releasees, (ii) a Person who or which is a Member Releasee solely because he/she/it is a contractual counterparty to one or more other Member Releasees shall be a Member Releasee only with respect to Claims arising out of or relating to the acts, agreements, conduct and/or omissions involving such other Member Releasee(s) and not with respect to any other, unrelated acts, agreements, conduct and/or omissions of the contractual counterparty, and (iii) if an entity becomes a successor to a Member Releasee through acquisition or merger after the Effective Date, it succeeds to the Releases available to that

Member Releasee, but does not, by virtue of that acquisition or merger, otherwise become a Member Releasee to a greater extent than it was before such acquisition or merger.

(cc) “Network Defendants” means MasterCard International Incorporated, MasterCard International, LLC and MasterCard Incorporated (collectively, “MasterCard”); and Visa U.S.A. Inc. and Visa International Service Association (collectively, “Visa”).

(dd) “Other California State FX Cases” means the following proceedings: Mattingly v. Visa U.S.A. Inc., et al., No. RG05198142 (Alameda Cty., Cal.) (complaint on behalf of named plaintiffs, putative California class of holders of MasterCard-branded credit cards against MasterCard, and putative nationwide class of holders of Visa-branded credit cards against Visa); Shrieve v. Visa U.S.A. Inc., et al., No. RG04155097 (Alameda Cty., Cal.) (complaint on behalf of named plaintiffs, putative California class of holders of MasterCard-branded debit cards against MasterCard, putative nationwide class of holders of Visa-branded debit cards against Visa, and general public).

(ee) “Other California State FX Case Counsel” means the following law firms: Lerach Coughlin Stoia Geller Rudman & Robbins LLP (including, without limitation, Frank J. Janecek, Jr. and Christopher M. Burke), Schrag & Baum, PC (including, without limitation, Thomas F. Schrag, James S. Baum, and Michael L. Schrag), Hulett Harper Stewart, LLP (including, without limitation, Blake M. Harper and Dennis Stewart), and Steyer Lowenthal Boodrookas Alvarez & Smith LLP (including, without limitation, Allan Steyer and D. Scott Macrae).

(ff) “Other State FX Cases” means the following proceedings: Bildstein v. MasterCard International, Inc., No. 03 Civ. 9826 (plaintiff has moved for certification of a New

York class including holders of MasterCard-branded credit cards and debit cards against MasterCard; case coordinated with the Consolidated Action), 329 F. Supp. 2d 410 (S.D.N.Y. July 28, 2004), modified, 2005 WL 1324972 (S.D.N.Y. June 6, 2005); Clarken v. Citicorp Diners Club, Inc., No. 01 Civ. 10857 (S.D.N.Y.) (complaint on behalf of putative nationwide class of Diners Club cardholders against Diners Club); Gaffigan v. MasterCard International, Inc., No. 042-07768 (St. Louis Cty., Mo.) (complaint alleges putative nationwide class of holders of MasterCard-branded credit cards, except California and Illinois residents, against MasterCard); Schrank v. Citibank (South Dakota) N.A., No. 03 Civ. 2843 (S.D.N.Y.) (currently certified, pending reconsideration, New York class of Citibank credit cardholders against Citibank with respect to claims under Section 413(5)(a) of the New York Personal Property Law), 230 F.R.D. 303 (S.D.N.Y. Dec. 2, 2004), modified, 2005 WL 1705285 (S.D.N.Y. July 22, 2005); Relativity Travel, Ltd. v. JP Morgan Chase Bank, No. 05601075/2005 (N.Y. Cty., N.Y.) (complaint alleges putative New York class of holders of Chase ATM cards against Chase).

(gg) “Persons” includes, without limitation, natural persons, firms, banks, corporations, businesses, limited liability companies, partnerships, savings and loan institutions, credit unions, depository institutions, federal, state and other governments and their political subdivisions, agencies and instrumentalities, and all other entities.

(hh) “Plaintiffs’ Co-Lead Counsel” means those firms appointed by the Court’s October 4, 2001 and December 13, 2001 Orders and/or any subsequent orders, to wit Berger & Montague, P.C and Lerach Coughlin Stoia Geller Rudman & Robbins LLP.

(ii) “Preliminary Approval” and “Preliminary Approval Order” means the entry by the Court of an order preliminarily approving this settlement in all material respects in the form attached as Exhibit E to this Settlement Agreement. For avoidance of doubt, each of the items listed in Section 6(b) shall be considered material.

(jj) “Releases” shall have the meaning set forth in Section 15 hereof.

(kk) “Released Claims” means any and all Claims (1) which in whole or in part arise out of or relate to any Foreign Transaction(s), or the disclosure or pricing thereof, up to the date of Preliminary Approval, including, without limitation, any and all Claims that are based in whole or in part on any act, agreement, conduct or omission up to the date of Preliminary Approval that has or had, and/or allegedly has or had, the purpose or effect of fixing, inflating, Embedding, concealing, or inadequately disclosing the nature, pricing, or any other aspect of any Credit Card Foreign Transaction or Debit Card Foreign Transaction (including, but not limited to, Foreign Transaction Fees, Base Exchange Amounts, and/or any component of either), or (2) which are, have been, or could have been asserted within the scope of the facts asserted in the Litigation. Released Claims include, without limitation, all Claims described in the prior sentence that arise under, or which could arise under, any federal, state or other law relating to antitrust or unfair competition (e.g., the Sherman Act, 15 U.S.C. sec. 1 et seq., the Cartwright Act, Section 16720 et seq. of the California Business and Professions Code, or the Donnelly Act, Section 340 et seq. of the New York General Business Law), disclosure (e.g., the Truth in Lending Act, 15 U.S.C. sec. 1601 et seq., the Electronic Funds Transfer Act, 15 U.S.C. sec. 1693 et seq., Article 10 of the New York Personal Property Law, or the Song-Beverly Credit Card Act, Section 1747 et seq. of the California Civil Code), or consumer protection or unfair or deceptive acts or practices (e.g., Section 17200 et seq. of the California Business and Professions Code, Section 17500 et seq. of the California Business and Professions Code, Section 1750 et seq. of

the California Civil Code, Section 349 of the New York General Business Law, or Sections 37-24-6 and 37-24-31 of the South Dakota Codified Laws), or any principle of common law or equity, including, but not limited to, breach of contract, breach of duty, fraud, conversion, good faith and fair dealing, negligent misrepresentation, unconscionability or unjust enrichment, without regard to whether or not any of the Representative Plaintiffs or any of the Settlement Damages Class Members knows or suspects such Claim to exist in his, her or its favor at the time of the Releases, and without regard to the subsequent discovery or existence of other, different or additional facts, which, if known by him, her or it, might have affected his, her or its decision(s) with respect to opting out of the Settlement Damages Class or with respect to this Settlement Agreement. Provided, however, that the Releases do not release or discharge (i) Claims against a Member Releasee arising from any Credit Card Foreign Transaction Fee applied by a Member in an amount exceeding the amount of any Base Exchange Amount and/or Foreign Transaction Fee applied by any Network Defendant in connection with that Foreign Transaction, (ii) Claims against a Member arising from any Debit Card Foreign Transaction Fee applied by any Member other than the JP Morgan Chase Defendants or the Bank of America Defendants in an amount exceeding the amount of any Base Exchange Amount and/or Foreign Transaction Fee applied by any Network Defendant in connection with that Foreign Transaction, except that the JP Morgan Chase Releasees and the Bank of America Releasees are hereby fully and completely released and discharged from any and all Claims arising out of or relating to any Debit Card Foreign Transaction Fee applied by any Member in an amount exceeding the amount of any Base Exchange Amount and/or Foreign Transaction Fee applied by any Network Defendant in connection with that Foreign Transaction, (iii) the claims against American Express in Ross et al.

v. American Express Co. et al., No. 04-CV-05723 (S.D.N.Y.) (WHP), (iv) the claims currently asserted in the Class Action Complaint filed on August 11, 2005 in Ross et al. v. Bank of America, N.A. (USA) et al., No. 05-CV-7116 (S.D.N.Y.) (WHP), to the extent that such claims do not come within the scope of subpart (1) of the first sentence of this Section 2(kk), (v) Claims against a Person who or which is a Defendant Releasee or Member Releasee solely because he/she/it is a contractual counterparty to another Defendant Releasee or Member Releasee, with respect to any Foreign Transaction Fee that was applied by that Person other than the amount of any Foreign Transaction Fee(s) applied by any Network Defendant, Bank Defendant and/or Member in connection with that Foreign Transaction, and (vi) Claims against a Person who or which is a Defendant Releasee or Member Releasee solely because he/she/it is a co-brand or affinity contractual counterparty to another Defendant Releasee or Member Releasee, with respect to any Foreign Transaction Fee involving a Credit Card or Debit Card program as to which that Person is a Claimant and is also a co-brand or affinity contractual counterparty to another Defendant Releasee or Member Releasee.

(ll) “Releasors” means the Representative Plaintiffs and all other Settlement Damages Class Members.

(mm) “Representative Plaintiffs” means the named plaintiffs in the Third Amended Complaint, to wit, S. Byron Balbach, Jr., Jeanne H. Balbach, Woodrow W. Clark, Leslie Cooper, Cherie R. Donald, Andrea Kune, Pamela Meyerson, Michael H. Oshry, Camille LaPlaca-Post, Herve Senequier, Robert Ross, Randal Wachsmuth, Jeffrey Zakem, Kayta George, David Shrieve, Tara Rado, Anthony Ralphs, David Ultan, Shannon Mattingly, and Timur Nusratty.

(nn) “Schwartz State FX Case” means the following proceedings: Schwartz v. Visa Int’l Co., et al., No. 822404-4 (Alameda Cty., Cal.) (complaint on behalf of general public nationwide against MasterCard and Visa), 2003 WL 1870370 (Cal. Super. Ct. Apr. 7, 2003), rev’d and remanded, No. A105222, 34 Cal.Rptr.3d 449 (Cal. Ct. App., 1st Dist., Sept. 28, 2005), petition for review granted, No. S-138751 (Cal. Dec. 12, 2005); Schwartz v. Visa Int’l Co., et al., No. 822404-4 (Alameda Cty., Cal. Aug. 6, 2004) (attorneys’ fee and expenses award), appeals filed, Nos. A108180 (Cal. Ct. App., 1st Dist., Oct. 1, 2004) (MasterCard’s notice of appeal of attorneys’ fee and expenses award filed), A108181 (Cal. Ct. App., 1st Dist., Oct. 4, 2004) (Visa’s notice of appeal of attorneys’ fee and expenses award filed).

(oo) “Schwartz State FX Case Counsel” means the following law firms: Lerach Coughlin Stoia Geller Rudman & Robbins LLP (including, without limitation, Patrick Coughlin, Frank J. Janecek, Jr., Bonny E. Sweeney, and Christopher M. Burke), Schrag & Baum, PC (including, without limitation, Thomas F. Schrag, James S. Baum, and Michael L. Schrag), Hulett Harper Stewart, LLP (including, without limitation, Dennis Stewart), Steyer Lowenthal Boodrookas Alvarez & Smith LLP (including, without limitation, Allan Steyer and D. Scott Macrae), and Bushnell, Caplan & Fielding, LLP (including, without limitation, Alan M. Caplan, and Philip Neumark).

(pp) “Settlement Classes” means (i) as to the settlement damages class, all Persons who or which were holders of United States-issued MasterCard- or Visa-branded Credit or Debit Cards or United States-issued Diners Club-branded Credit Cards and made a Foreign Transaction from February 1, 1996 to the date of Preliminary Approval (the “Settlement Damages Class”); and (ii) as to the settlement injunctive class, all Persons who or which were holders of United States-issued MasterCard- or Visa-branded Credit or Debit Cards or United States-issued Diners Club-branded Credit Cards as of the date of Preliminary Approval (the “Settlement Injunctive Class”); provided, that Defendants are not members of the Settlement Classes.

(qq) “Settlement Classes Counsel” means Berger & Montague, P.C. and Lerach Coughlin Stoia Geller Rudman & Robbins LLP.

(rr) “Settlement Classes Members” means all Settlement Damages Class Members and all members of the Settlement Injunctive Class.

(ss) “Settlement Damages Class Members” means all members of the Settlement Damages Class who or which have not timely and properly opted out of the Settlement Damages Class as permitted by the Court.

(tt) “Signature Date” means July 20, 2006.

(uu) “State FX Cases” means the Schwartz State FX Case, the Other California State FX Cases, the Ten State FX Cases, the Other State FX Cases, and the Visa State FX Case.1

(vv) “Ten State FX Cases” means the following proceedings: Cavette v. MasterCard International, Inc., No. CT-002506-03 (Shelby Cty., Tenn.) (currently certified Tennessee class of holders of MasterCard-branded credit cards against MasterCard with respect to Tennessee Consumer Protection Act, Tenn. Code § 47-18-104 et seq., negligent misrepresentation, and unjust enrichment claims), interlocutory appeal granted, No. W2005-02422-SC-S09-CV (Tenn. Sup. Ct., May 1, 2006); Fischer v. MasterCard International, Inc., No.

[1]	The citations and descriptions of the proceedings comprising the State FX Cases are current only as of the date of this Settlement Agreement, and are not intended to be an exhaustive recitation of their Claims or procedural histories.

03600572/2003 (N.Y. Cty., N.Y.) (complaint alleges putative New York class of holders of MasterCard-branded credit cards against MasterCard); Friedman v. MasterCard International, Inc., No. 04-CV-539330 (Cuyahoga Cty., Ohio) (complaint alleges putative Ohio class of holders of MasterCard-branded credit cards against MasterCard); Gastineau v. MasterCard International, Inc., No. CV 2004-483 (Lonoke Cty., Ark.) (complaint alleges putative Arkansas class of holders of MasterCard-branded credit cards against MasterCard); Gillard v. MasterCard International, Inc., No. 03 CH06659 (Cook Cty., Ill.) (complaint alleges putative Illinois class of holders of MasterCard-branded credit cards against MasterCard), appeal filed, No. 05-3143 (Ill. Ct. App., 1st Dist., Sept. 30, 2005) (notice of appeal filed from grant of motion to dismiss); Hernandez v. MasterCard International, Inc., No. C-1056-03-C (Hidalgo Cty., Tex.) (complaint alleges putative Texas class of holders of MasterCard-branded credit cards against MasterCard); Johnson v. MasterCard International, Inc., No. 62-C7-04-009691 (Ramsey Cty., Minn.) (complaint alleges putative Minnesota class of holders of MasterCard-branded credit cards against MasterCard); Perry v. MasterCard International, Inc., No. CV 2003-007154 (Maricopa Cty., Ariz.) (complaint alleges putative Arizona class of holders of MasterCard-branded credit cards against MasterCard; plaintiff has moved for clarification as to whether a class with respect to plaintiff’s unjust enrichment claim is currently certified); Rubin v. MasterCard International, Inc., No. 03-09368 CA 20 (Dade Cty., Fla.) (complaint alleges putative Florida class of holders of MasterCard-branded credit cards against MasterCard), appeal filed, No. 3D05-2373 (Fla. Ct. App., 3rd Dist., Sept. 30, 2005) (notice of appeal filed from grant of motion to compel arbitration and stay litigation); Salkin v. MasterCard International, Inc., No. 002648 (Phila. Cty., Pa.) (complaint alleges putative Pennsylvania class of holders of MasterCard-branded credit cards against MasterCard), appeal filed, No. 1741 EDA 2005 (Pa. Super. Ct., Eastern Dist., June 9, 2005) (notice of appeal filed from denial of motion to compel arbitration and stay litigation).

(ww) “Ten State FX Case Counsel” means the law firms listed in Exhibit J hereto.

(xx) “Third Amended Complaint” means the [Proposed] Third Consolidated Amended Class Action Complaint (a copy of which is attached as Exhibit D to this Settlement Agreement), which is proposed for filing in the Consolidated Action.

(yy) “Visa-branded Card” means Credit Cards or Debit Cards bearing the name Visa, Plus, Interlink or any other brand name in the Visa family of brands.

(zz) “Visa State FX Case” means the following proceeding: Baker v. Visa Service International Ass’n, et al., Case No. 06-CV-0376 JAH (NLD) (S.D. Cal.) (complaint alleges putative worldwide class of holders of Visa-branded credit cards against Visa).

3. The Monetary Settlement Consideration and The Settlement Fund.

Subject to the other terms and conditions of this Settlement Agreement:

(a) Within two (2) business days after the Signature Date, if all signatures necessary under Section 29 have been provided by that date, Defendants shall cause the sum of $336 million (the “Monetary Settlement Consideration”) to be paid, by wire transfer, into a segregated escrow account (the “Settlement Fund”) to be established for receipt of the Defendants’ payment. Within three (3) business days after the receipt of such funds, Plaintiffs’ Co-Lead Counsel shall send Defendants notice (by facsimile and electronic mail, to be followed by overnight delivery) (i) certifying that the Settlement Fund has timely received all of the Monetary Settlement Consideration from Defendants (“Payment Confirmation Notice”), or (ii)

certifying that the Settlement Fund has not timely received all of the Monetary Settlement Consideration. Time is of the essence with respect to both of the preceding sentences in this Section 3(a). This Settlement Agreement, and the settlement contemplated thereby, shall not be effective, and no Person shall have any right or obligation hereunder, unless and until all signatures necessary under Section 29 have timely been provided, Defendants have timely paid the Monetary Settlement Consideration, and Plaintiffs’ Co-Lead Counsel have timely sent, and all Defendants have timely received, Payment Confirmation Notice, except that, if these conditions do not all occur within five (5) business days after the Signature Date, any and all of the Monetary Settlement Consideration previously paid to the Settlement Fund, plus accrued interest, shall, within one (1) business day, be returned to Defendants, by payment to an account unanimously designated by Defendants. The sending by Plaintiffs’ Co-Lead Counsel of Payment Confirmation Notice shall conclusively establish that all Defendants have satisfied all of their payment and financial obligations under this Settlement Agreement and the settlement contemplated hereby, and none of them shall thereafter have any payment or financial obligation relating to or in connection with this Settlement Agreement or the settlement contemplated hereby. It is understood and intended that the monies contributed by the Bank Defendants to the payment under the first sentence of this Section 3(a) include payment in full of any statutory damages that were or could have been claimed from the Bank Defendant Releasees under the federal Truth in Lending Act, 15 U.S.C. § 1601 et seq. and the Electronic Fund Transfer Act, 15 U.S.C. § 1693 et seq. None of the monies contributed by any of the Defendants to the payment under the first sentence of this Section 3(a) constitutes, in whole or in part, payment of punitive damages or any other amount in excess of actual injury claimed. Nothing in the previous sentence is intended to be inconsistent with the Plan of Administration and Distribution (defined below), and nothing in the Plan of Administration and Distribution is intended to be inconsistent with the previous sentence.

(b) The Settlement Fund (including the Gross Settlement Fund and the Net Settlement Fund) shall be established and administered under the Court’s continuing supervision and control pursuant to an escrow agreement (the “Escrow Agreement”) in the form of Exhibit C attached hereto, and shall be invested solely in obligations of, or obligations guaranteed by, the United States of America or any of its departments or agencies or in money market funds invested solely in obligations of, or obligations guaranteed by, the United States of America or any of its departments or agencies. Plaintiffs’ Co-Lead Counsel and Settlement Classes Counsel, as applicable, shall be co-escrow agents of this Escrow Account, and such co-escrow agents (and any successor(s)) shall be unrelated to, and independent of, the Defendants within the meaning of Treasury Regulations §§ 1.468B-1(d) and 1.468B-3(c)(2)(i)(A), and any analogous local, state and/or foreign statute, law, rule, or regulation. The Escrow Agreement provides the terms and conditions governing the Settlement Fund (“Foreign Transaction Litigation Escrow Account”). The Parties agree that the Settlement Fund is intended to be treated as a “Qualified Settlement Fund” within the meaning of Treasury Regulation § 1.468B-1 and any analogous local, state and/or foreign statute, law, rule, or regulation. The Parties further agree that, with respect to such treatment, the Parties and co-escrow agents shall make a “relation back election” as described in Treasury Regulation § 1.468B-1(j) and any analogous local, state and/or foreign statute, law rule, or regulation, to cause the Qualified Settlement Fund to come into existence at the earliest allowable date, according to the terms and conditions of the

Escrow Agreement, and the Parties shall take such actions as may be necessary or appropriate in connection therewith.

(c) Subject to Section 3(f) below, the Settlement Fund shall be available to Plaintiffs’ Co-Lead Counsel or Settlement Classes Counsel, as applicable, for the payment of taxes on earnings from or otherwise in respect of the Settlement Fund and any costs and expenses related to the calculation or payment of such taxes (collectively, the “Tax Payments”) or the purposes set forth in Section 12(b) after Preliminary Approval, and for any of the purposes set forth in Sections 11 or 13 of this Settlement Agreement (provided such payments are expressly approved by the Court in advance) after Final Settlement Approval. Payments for purposes set forth in Section 11(a) of this Settlement Agreement may be made prior to Final Settlement Approval if all Parties subsequently so agree in a writing signed by all, and the Court approves, provided, the Parties shall have no obligation to so agree.

(d) The Gross Settlement Fund shall be used to pay: (1) Settlement Notice and Administration Costs, as specified in Section 12(b); (2) the Fee and Expense Award specified in Section 11 below; (3) Tax Payments; (4) any additional costs and expenses incurred by the Representative Plaintiffs, Plaintiffs’ Co-Lead Counsel or Settlement Classes Counsel for the benefit of the Settlement Classes and approved by the Court; or (5) any awards to the Representative Plaintiffs ordered by the Court.

(e) After payment of the amounts described in Section 3(d) above, and any amounts described in Sections 3(g) and 14(b) below, the balance of the funds in the Gross Settlement Fund shall be the “Net Settlement Fund,” which shall be distributed according to the terms and conditions set forth in the Plan of Administration and Distribution (described in

Section 13 below). Settlement Damages Class Members shall look solely to the Net Settlement Fund for satisfaction of any and all Claims in the Consolidated Action, the State FX Cases, or any other Released Claims.

(f) No distribution or payment from the Gross Settlement Fund or the Net Settlement Fund shall be made without the express prior approval of the Court for any purpose other than (i) Tax Payments, (ii) costs for Publication Notice, notice printing costs, or notice postage costs, or (iii) payment of Settlement Notice and Administration Costs in amounts of less than $100,000 to a single vendor.

(g) No later than five (5) business days before payments from the Net Settlement Fund are to be distributed to Authorized Claimants pursuant to the Plan of Administration and Distribution, Settlement Classes Counsel and the Claims Administrator shall certify in writing to the Defendants the total amount of actual Settlement Notice and Administration Costs as specified in Section 12(b) that has been incurred, and a good faith estimate of future Settlement Notice and Administration Costs. If the total certified amount of such actual and estimated Settlement Notice and Administration Costs is less than $18 million, the difference (up to a maximum of $8 million), plus a pro rata share of all interest, dividends, and other distributions and payments (less Tax Payments) accrued by the Settlement Fund, shall, within five (5) business days, be paid from the Gross Settlement Fund to an account unanimously designated by Defendants. Except as set forth in this subparagraph, Sections 3(h) and 14 of this Settlement Agreement, the “Termination/Adjustment by Defendants Agreement” referenced in Section 14, and Sections 3(d)-(e) and 5 of the Escrow Agreement, Defendants are not entitled to any remittance or refund of the Monetary Settlement Consideration.

(h) If this Settlement Agreement terminates or Final Settlement Approval is denied or does not occur, then, within fourteen (14) calendar days after the Settlement Agreement has terminated or the possibility of Final Settlement Approval has expired (including, without limitation, the expiration of all requests for judicial review from any decision denying approval), the amount remaining in the Gross Settlement Fund, including the principal and accrued interest (less all funds necessary to make Tax Payments, and any other previously incurred expenses expressly approved by the Court or Section 3(f)) shall be paid, by wire transfer, to an account unanimously designated by the Defendants.

(i) Defendant Releasees and Member Releasees shall have no liability whatsoever with regard to the maintenance, preservation, investment, use, allocation, adjustment, distribution, and/or disbursement of any amount in the Gross Settlement Fund or the Net Settlement Fund.

4. Agreements Regarding Future Conduct.

(a) For purposes of this Settlement Agreement only, and for a period commencing upon the Effective Date and expiring five years thereafter, Defendants agree not to contract, combine or conspire in violation of United States antitrust laws regarding Foreign Transaction Fees. The Parties agree that nothing herein should be construed or deemed to be an admission or evidence of any violation of any statute, law or legal principle, or of any liability or wrongdoing by any of the Defendants, or of the truth or merit of any of the claims or allegations in the Consolidated Action or elsewhere.

(b) For purposes of this Settlement Agreement only, and for a period commencing upon the Effective Date and expiring five years thereafter, Defendants agree as follows:

(i) If a Bank Defendant chooses to apply Foreign Transaction Fees on transactions on a Credit Card account, such Defendant will provide the following disclosures with respect to the account unless such Defendant determines that it would be prohibited by law from doing so:

A. With each disclosure required under 12 C.F.R. 226.5a(b) (applications and solicitations), 226.6 (initial disclosures) or 226.9(c) (to the extent that the rate applicable to a Foreign Transaction Fee is increased), the rate applicable to such Foreign Transaction Fee; and

B. With each disclosure required under 12 C.F.R. 226.7 (periodic statements), the amount, either individually or as a total, of all Foreign Transaction Fees applied in connection with transactions covered by such periodic statement.

(ii) If a JP Morgan Chase Defendant or Bank of America Defendant chooses to apply Foreign Transaction Fees on transactions on a Debit Card account, such Defendant will provide the following disclosures with respect to the account unless such Defendant determines that it would be prohibited by law from doing so:

A. With each disclosure required under 12 C.F.R. 205.7 (initial disclosures) or 205.8(a)(i) (to the extent that the rate applicable to a Foreign Transaction Fee is increased), the rate applicable to such Foreign Transaction Fees; and

B. With each disclosure required under 12 C.F.R. 205.9(b) (periodic statements), the amount, either individually or as a total, of all Foreign Transaction Fees applied in connection with transactions covered by such periodic statement.

(iii) MasterCard and Visa each agrees that it will not engage in Embedding with respect to issuing Members in the United States.

(iv) If MasterCard or Visa materially modifies its current practices with regard to calculating Base Exchange Amounts, and such modified practices include the systematic use for that purpose of exchange rates selected by it that are outside a range of wholesale or government-mandated/managed rates, then it will require its issuing Members in the United States to change their current Base Exchange Amount disclosures to conform with its modified practices with regard to calculating Base Exchange Amounts.

(c) It is agreed and understood that the documents attached as Exhibit I to this Settlement Agreement comply with the obligations set forth in Sections 4(b)(i)-(iii) above. If, as of the Effective Date, a Bank Defendant is not providing the disclosures specified by Sections 4(b)(i)-(ii) above, it shall not constitute a failure to comply with this Section 4 to the extent that (i) the non-provision of such disclosures is limited to existing portfolios of business that (as of the Effective Date) are planned to be transitioned to a new computer platform, or newly acquired portfolios, and (ii) the non-provision of such disclosures for such business will be limited to a period no longer than 12 months from the later of the Effective Date or the date of acquisition of such newly acquired portfolios.

(d) For avoidance of any doubt, nothing in this Section 4, or elsewhere in this Settlement Agreement, limits MasterCard, Visa, or any Bank Defendant in any way in its

Foreign Transaction pricing, including, without limitation, the application, establishment, selection or calculation of any Foreign Transaction Fees, Base Exchange Amounts or component of either.

(e) The Court shall maintain continuing jurisdiction to address any alleged violation of Section 4(b) of this Settlement Agreement. If any violation of Section 4(b) is proven as to one or more Defendants, the remedy of an injunction to enjoin such violation shall at that time be available as against such Defendant(s).

5. Third Amended Complaint.

(a) The Third Amended Complaint alleges, among other things, that the Defendants (or, as applicable, their predecessor entities) have individually and in concert engaged in conduct that had and has the purpose and effect of, inter alia, fixing, inflating, Embedding, concealing and/or inadequately disclosing the nature, pricing, and other aspects of Credit Card Foreign Transactions and Debit Card Foreign Transactions (including, but not limited to, Foreign Transaction Fees, Base Exchange Amounts, and/or components of both). Without limitation, it alleges that: the Defendants (or, as applicable, their predecessor entities) have anti-competitively, unfairly, deceptively and unjustly fixed, inflated, Embedded, concealed, and/or not adequately disclosed the nature, pricing, and other aspects of Credit Card Foreign Transactions and Debit Card Foreign Transactions (including, but not limited to, Foreign Transaction Fees, Base Exchange Amounts, and/or components of both) since the late 1980’s; Defendants’ (or, as applicable, their predecessor entities’) individual and concerted behavior has caused holders of Credit Cards and Debit Cards to pay anti-competitive, excessive and inflated Foreign Transaction pricing (including, but not limited to, anti-competitive, excessive and inflated Foreign Transaction Fees, Base Exchange Amounts, and components of both) because, inter alia, Defendants (or, as applicable, their predecessor entities) have conspired, have market power, and/or have engaged in Embedding, otherwise concealed and/or not adequately disclosed the pricing and nature of their Foreign Transaction procedures; and, as a result, holders of Credit Cards and Debit Cards have been overcharged and are threatened with future harm.

(b) The Third Amended Complaint further alleges that the Defendants’ (or, as applicable, their predecessor entities’) conduct concerning their Foreign Transaction pricing and procedures has violated the Sherman Act, 15 U.S.C. § 1 et seq., the Truth in Lending Act, 15 U.S.C. § 1601 et seq., the Electronic Fund Transfer Act, 15 U.S.C. § 1693 et seq., and also alleges that such asserted conduct has violated various state statutes, including, but not limited to, state statutes relating to antitrust or unfair competition (e.g., the Cartwright Act, Section 16720 et seq. of the California Business and Professions Code, or the Donnelly Act, Section 340 et seq. of the New York General Business Law), disclosure (e.g., Article 10 of the New York Personal Property Law, or the Song-Beverly Credit Card Act, Section 1747 et seq. of the California Civil Code), or consumer protection or unfair or deceptive acts or practices (e.g., Section 17200 et seq. of the California Business & Professions Code, Section 17500 et seq. of the California Business and Professions Code, Section 1750 et seq. of the California Civil Code, Section 349 of the New York General Business Law, or Sections 37-24-6 and 37-24-31 of the South Dakota Codified Laws), and principles of common law and equity, including, but not limited to, breach of contract, breach of duty, fraud, conversion, good faith and fair dealing, negligent misrepresentation, unconscionability and unjust enrichment, and seeks monetary relief to recover amounts allegedly unlawfully obtained by Defendants (or, as applicable, their predecessor entities), trebled under federal antitrust law, and injunctive relief.

(c) Defendants deny the Claims alleged in the proposed Third Amended Complaint and all prior complaints in the Consolidated Action. Neither the attachment and incorporation by reference of the proposed Third Amended Complaint to this Settlement Agreement, nor its subsequent filing in the Consolidated Action, shall be construed against any Defendant as any admission, concession, or adoption of any of the allegations made therein.

6. Motion for Leave To File Third Amended Complaint, Certification of Settlement Classes and Preliminary Approval of Settlement.

(a) Twenty one (21) days after the Effective Date, Plaintiffs’ Co-Lead Counsel shall submit to the Court a motion for Preliminary Approval of this Settlement Agreement, and the settlement contemplated hereby, including, inter alia, leave to file the Third Amended Complaint and certification of the Settlement Classes. No later than seventeen (17) days thereafter, Defendants shall submit any additional filings or materials pertaining to the motion for Preliminary Approval, including, but not limited to, any materials demonstrating their compliance with CAFA.

(b) A copy of a proposed form of order granting leave to file the Third Amended Complaint, certifying the Settlement Classes, and granting Preliminary Approval of this Settlement Agreement and the settlement contemplated hereby (“Preliminary Approval Order”), which Plaintiffs’ Co-Lead Counsel shall submit to the Court for its approval in connection with the motion described in Section 6(a) above, is attached hereto as Exhibit E. Among other things, it:

(i)	grants plaintiffs’ motion for leave to file, accepts for filing, and deems filed and served on all Defendants, the Third Amended Complaint;

(ii)	preliminarily certifies that any applicable requirements of CAFA have been met;

(iii)	determines that Plaintiffs’ Co-Lead Counsel have and had authority to execute this Settlement Agreement on behalf of the Representative Plaintiffs and the Settlement Classes, appoints Settlement Classes Counsel as counsel for the Representative Plaintiffs and the Settlement Classes pursuant to Rule 23 of the Federal Rules of Civil Procedure, and authorizes Settlement Classes Counsel to take approved steps to proceed with this Settlement Agreement, and the settlement contemplated thereby, on behalf of the Representative Plaintiffs and the Settlement Classes;

(iv)	certifies, for settlement purposes only, the Settlement Damages Class pursuant to Rule 23(a) and Rule 23(b)(3) of the Federal Rules of Civil Procedure, and the Settlement Injunctive Class pursuant to Rule 23(a) and Rule 23(b)(2) of the Federal Rules of Civil Procedure, in lieu of the currently certified classes; provided that neither such certification for settlement purposes only, nor any other act relating to the negotiation, execution or implementation of this Settlement Agreement, shall, (A) be considered as a factor in connection with any class certification issue(s) if the Settlement Agreement terminates or Final Settlement Approval does not occur, or (B) result in the waiver of rights, if any, that Defendants may have to require or seek to require arbitration of any Claim with respect to any Person who timely and properly opts out of the Settlement Damages Class, as permitted by the Court, or (C) in the event there is no Final Settlement Approval or this Settlement Agreement terminates, result in any waiver of the rights of any Defendant to enforce or seek to enforce applicable arbitration rights, if any, or prejudice any Person’s ability, if any, to oppose or challenge any claim of arbitration rights on any grounds other than any claim of waiver relating to certification of the Settlement Classes or any other act relating to the negotiation, execution or implementation of this Settlement Agreement;

(v)	preliminarily approves this Settlement Agreement and the settlement contemplated hereby as being a fair, reasonable and adequate settlement as to all members of the Settlement Classes within the meaning of Rule 23 of the Federal Rules of Civil Procedure;

(vi)	establishes the Settlement Fund and subjects the Settlement Fund to the continuing jurisdiction of the Court;

(vii)	directs that the Notice of Pendency and Settlement of Class Action, the Agency/Company Notice, and the Publication Notice (the “Notices”), and the Claim Form be disseminated as set forth in the Class and Settlement Notice Plan, and determines that the nature and scope of the Class and Settlement Notice Plan and the content of the Notices and Claim Form fully satisfy Rule 23 of the Federal Rules of Civil Procedure and the requirements of due process; provided, that the Parties, by agreement, may revise the Notices, the Claim Form, and other Exhibits to the Settlement Agreement, in ways that are not material or ways that are appropriate to update those documents for purposes of accuracy;

(viii)	preliminarily determines that the Plan of Administration and Distribution as contemplated by the terms and conditions in this Settlement Agreement fairly and adequately addresses the questions of settlement administration and claims submission, and allocation of monetary payments among all Settlement Damages Class Members;

(ix)	stays further proceedings in the Litigation (including, but not limited to, any existing discovery obligations) pending Final Settlement Approval or termination of this Settlement Agreement, whichever occurs earlier, except for those matters necessary to obtain and/or effectuate Final Settlement Approval;

(x)	stays and enjoins all Settlement Damages Class Members, and any Person actually or purportedly acting on behalf of any Settlement Damages Class Member(s), from commencing, instituting, continuing, pursuing, maintaining, prosecuting or enforcing any Released Claim, directly or indirectly, in any judicial, administrative, arbitral, or other forum, against any of the Defendant Releasees or Member Releasees, pending Final Settlement Approval or termination of this Settlement Agreement, whichever occurs earlier. For avoidance of doubt, nothing herein shall prevent any Settlement Damages Class Member, or any Person actually or purportedly acting on behalf of any Settlement Damages Class Member(s), from taking any actions to stay and/or dismiss any Released Claim(s); and

(xi)	reserves to the Court exclusive personal and subject matter jurisdiction with respect to the resolution of all matters relating to the implementation or enforcement of the Preliminary Approval Order. In the event that any of the provisions of the Preliminary Approval Order is asserted by any Defendant Releasee or Member Releasee as a defense in whole or in part to any Claim or otherwise asserted in any other suit, action or other proceeding brought by a Settlement Damages Class Member or any Person actually or purportedly acting on behalf of any Settlement Damages Class Member(s), that Defendant Releasee or Member Releasee shall be entitled to an immediate stay and injunction of that suit, action or other proceeding until the Court has entered an order or judgment finally determining any issues relating to such defense or assertion and no further judicial review of such order or judgment is possible.

(c) The Parties agree to recommend and use their best efforts to obtain approval of this Settlement Agreement and the settlement contemplated hereby, including, without limitation, the granting of leave to file the Third Amended Complaint, certification of the Settlement Damages Class and the Settlement Injunctive Class in lieu of the currently certified classes, and the entry of the Preliminary Approval Order, and shall do nothing inconsistent therewith.

(d) For the limited purpose of the settlement contemplated by this Settlement Agreement, including, without limitation, the certification of the Settlement Damages Class, and for no other purpose, Defendants have agreed not to require Settlement Damages Class Members to arbitrate their Released Claims. It is understood and agreed that Defendants reserve, and are not in any way waiving, other rights, if any, they may have to require arbitration of any Claims, including, but not limited to, rights, if any, they may have (i) to require arbitration of any of the Released Claims if Final Settlement Approval does not occur or if the Settlement Agreement terminates prior to Final Settlement Approval, or (ii) as to any Person who or which timely and properly opts out of the Settlement Damages Class. It is further understood and agreed that if Final Settlement Approval does not occur or if the Settlement Agreement terminates prior to Final Settlement Approval: Settlement Damages Class Members retain the ability, if any, to oppose or challenge any claim of arbitration rights on any grounds other than any claim of waiver relating to certification of the Settlement Classes or any other act relating to the negotiation, execution or implementation of this Settlement Agreement; and the certification in the Preliminary Approval Order of the Settlement Damages Class and the Settlement Injunctive Class for settlement purposes only (as well as the negotiation, execution or implementation of this Settlement Agreement) shall not be considered as a factor in connection with any subsequent class certification issue(s).

7. Stipulation in MDL Appeals.

Certain of the Parties have executed and filed a stipulation to withdraw from active consideration, with leave to reactivate, their respective appeals or requests for leave to appeal to the United States Court of Appeals for the Second Circuit in the Consolidated Action (the “Stipulation Withdrawing Appeals From Active Consideration”). These Parties agree to use their best efforts to take all steps necessary or appropriate to extend the period for leave to reactivate contained in the Stipulation Withdrawing Appeals From Active Consideration, including filing any revised or new stipulations similar in effect, so that said period extends until Final Settlement Approval or termination of this Settlement Agreement, whichever occurs earlier. The Parties agree that in the event that Final Settlement Approval occurs, they will not reactivate or take any steps to reactivate the withdrawn appeals.

8. Motion for Entry of Final Judgment.

(a) If the Court enters a Preliminary Approval Order and the Settlement Agreement has not otherwise terminated, then, after notice to the Settlement Classes (as described below in Section 12), and after the expiration of the time for members of the Settlement Damages Class to timely and properly opt out from the Settlement Damages Class, Settlement Classes Counsel shall submit to the Court a motion for entry of an order and final judgment. A copy of a proposed form of order and final judgment (“Final Judgment and Order of Dismissal”), which Settlement Classes Counsel shall, at the time set forth by the Court in the Preliminary Approval Order, submit to the Court for its approval in connection with the motion described in this Section, is attached hereto as Exhibit F. Among other things, it:

(i)	certifies that any applicable requirements of CAFA have been met;

(ii)	determines that the Plan of Administration and Distribution as contemplated by the terms and conditions in this Settlement Agreement fairly and adequately addresses the questions of settlement administration and claims submission, and allocation of monetary payments among all Settlement Damages Class Members;

(iii)	determines that the Notices and the Claim Form were disseminated to the members of the Settlement Classes in accordance with the terms and conditions set forth in the Class and Settlement Notice Plan, in compliance with the Court’s Preliminary Approval Order, and in full satisfaction of Rule 23 of the Federal Rules of Civil Procedure and the requirements of due process;

(iv)	finally approves this Settlement Agreement (including, without limitation, the establishment and funding of the Settlement Fund) and the settlement contemplated hereby as being a fair, reasonable and adequate settlement as to all the Settlement Classes Members within the meaning of Rule 23 of the Federal Rules of Civil Procedure, and directs its consummation pursuant to its terms and conditions;

(v)	lists all Persons who or which have timely and properly opted opt of the Settlement Damages Class as permitted by the Court;

(vi)	dismisses the Third Amended Complaint with prejudice, and (except as provided for in this Settlement Agreement) without costs, in favor of all Defendants and against all Settlement Classes Members;

(vii)	provides that each of the Releasors unconditionally, fully and finally releases and forever discharges each of the Defendant Releasees, and each of the Member Releasees, from the Released Claims, and expressly terminates any rights of Settlement Damages Class Members to the protections afforded under Section 1542 of the California Civil Code, Section 20-7-11 of the South Dakota Codified Laws, and/or any other similar, comparable, or equivalent laws;

(viii)	permanently bars and enjoins all Settlement Damages Class Members, and any Person actually or purportedly acting on behalf of any Settlement Damages Class Member(s), from commencing, instituting, continuing, pursuing, maintaining, prosecuting or enforcing any Released Claim, directly or indirectly, in any judicial, administrative, arbitral, or other forum, against any of the Defendant Releasees or Member Releasees;

(ix)	provides that each of the Defendants fully and finally discharges and releases each of the Representative Plaintiffs and their counsel and experts from the Additional Released Claims, and that each of the Representative Plaintiffs and the other Settlement Damages Class Members fully and finally discharges and releases each of the Defendants and each of their counsel and experts from the Additional Released Claims; and

(x)

finds and orders that no act relating to the negotiation, execution or implementation of this Settlement Agreement, shall, (A) result in the waiver of rights, if any, that Defendants may have to require or seek to require arbitration of any Claim with respect to any Person who has timely and properly opted out of the Settlement Damages Class, as permitted by the Court, or (B) in the event there is no Final Settlement Approval or this Settlement Agreement terminates, result in any waiver of the rights of any Defendant to enforce or seek to enforce applicable arbitration rights, if any, or prejudice any Person’s ability, if any, to oppose or challenge any claim of arbitration rights on any grounds other than any claim of waiver relating to certification of the Settlement Classes or any other act relating to the negotiation, execution or implementation of this Settlement Agreement; and

(xi)	reserves to the Court exclusive personal and subject matter jurisdiction with respect to the resolution of all matters relating to the implementation or enforcement of this Settlement Agreement and the Final Judgment and Order of Dismissal, including, but not limited to, any disputes relating to or arising out of the Releases, the Covenant Not to Sue or Continue Suit, the Waiver of Rights, the Additional Releases, or any Claim Form submitted for payment from the Net Settlement Fund. In the event that any of the provisions of this Settlement Agreement or the Final Judgment and Order of Dismissal is asserted by any Defendant Releasee or Member Releasee as a defense in whole or in part to any Claim or otherwise asserted in any other suit, action or other proceeding brought by a Settlement Damages Class Member or any Person actually or purportedly acting on behalf of any Settlement Damages Class Member(s), that Defendant Releasee or Member Releasee shall be entitled to an immediate stay and injunction of that suit, action or other proceeding until the Court has entered an order or judgment finally determining any issues relating to such defense or assertion and no further judicial review of such order or judgment is possible.

(b) The Parties agree to recommend and use their best efforts to obtain entry of the Final Judgment and Order of Dismissal, and to do nothing inconsistent therewith.

9. Final Settlement Approval.

(a) This Settlement Agreement shall become final upon the occurrence of all of the following events without the prior termination of this Settlement Agreement (“Final Settlement Approval”):

(i)	final approval of this Settlement Agreement, and the settlement contemplated hereby, in all respects by the Court;

(ii)	entry of the Final Judgment and Order of Dismissal in all material respects in the form of Exhibit F hereto; and

(iii)	expiration of the time for further judicial review, or the time to seek permission for further judicial review, of the Court’s approval of this Settlement Agreement and the settlement contemplated hereby, and the Court’s entry of the Final Judgment and Order of Dismissal, without the filing of a request for further judicial review or an effort to seek permission for further judicial review, or, if such further judicial review or effort to seek permission for such further judicial review is sought, (A) such further judicial review or effort to seek permission for such further judicial review has been dismissed and the time to seek any further judicial review has expired, or (B) approval of this Settlement Agreement and the settlement contemplated hereby, and the Final Judgment and Order of Dismissal, have been affirmed in their entirety by the court of last resort from which further judicial review has been sought and such affirmance has become no longer subject to the possibility of further judicial review. For avoidance of doubt, Final Settlement Approval may occur notwithstanding the actual or potential filing of any request for further judicial review that concerns only: an award of attorneys’ fees and expenses by the Court; any request by Settlement Classes Counsel for an award by the Court to the Representative Plaintiffs; and/or the issue of the allocation of the Net Settlement Fund among Authorized Claimants.

(b) The provisions of Rule 60 of the Federal Rules of Civil Procedure shall not be taken into account in determining any of the times stated in Section 9(a)(iii) above.

(c) For avoidance of doubt, no Party shall have any right to terminate this Settlement Agreement after Final Settlement Approval.

10. Best Efforts to Effectuate This Settlement.

The Parties agree to undertake their best efforts, including all steps and efforts contemplated by this Settlement Agreement and any other steps and efforts that may be necessary or appropriate, by order of the Court or otherwise, to obtain approval of this Settlement Agreement and the settlement contemplated hereby, and shall do nothing inconsistent therewith.

11. Attorneys’ Fees and Expenses.

(a) At the time set by the Court in the Preliminary Approval Order, Settlement Classes Counsel may apply for approval by the Court of an award of attorneys’ fees, expenses and costs (the “Fee and Expense Award”). (Any request by Settlement Classes Counsel for an award by the Court to the Representative Plaintiffs shall also be made by that time.) The application for the Fee and Expense Award will not include any time or expenses incurred in connection with the Schwartz State FX Case, which time and expenses are being addressed as set forth in, and pursuant to the terms and conditions of, Exhibit A attached hereto. Settlement Classes Counsel intend to apply for a Fee and Expense Award, which will include a request for fees not to exceed 27.5% of the Gross Settlement Fund plus a pro rata share of all interest, dividends, and other distributions and payments (less Tax Payments) accrued by the Settlement Fund, and a request for reimbursement of their expenses of litigation not to exceed $5,000,000. Defendants intend to take no position regarding such Fee and Expense Award application.

(b) The issues of any Fee and Expense Award, and/or any award to the Representative Plaintiffs, are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of this Settlement Agreement and the settlement contemplated hereby. Any order relating solely to such issue(s), or any request for further judicial review from any order(s) relating solely thereto or reversal or modification thereof, shall not operate to terminate the Settlement Agreement or affect or delay Final Settlement Approval.

(c) If Final Settlement Approval has occurred, and a Fee and Expense Award has been approved by the Court but remains the subject of pending or potential appeals or further judicial review, Settlement Classes Counsel may at their discretion seek authority from the Court to pay all or part of such approved Fee and Expense Award from the Gross Settlement Fund notwithstanding such pending or potential appeals or further judicial review regarding the Fee and Expense Award. Defendants intend to take no position regarding any such request.

12. Class and Settlement Notice Plan.

(a) In connection with the motion described in Section 6 above, Plaintiffs’ Co-Lead Counsel shall submit to the Court for its approval under Rule 23 of the Federal Rules of Civil Procedure the plan for class and settlement notice (the “Class and Settlement Notice Plan”), a copy of which is attached hereto as Exhibit G (which includes, inter alia, a Notice of Pendency and Settlement of Class Action (attached as Exhibit 1 thereto), an Agency/Company Notice (attached as Exhibit 2 thereto), a Publication Notice (attached as Exhibit 3 thereto), and a Claim Form (attached as Exhibit 4 thereto)), which in their opinion fully satisfies Rule 23 of the Federal Rules of Civil Procedure and the requirements of due process.

(b) All costs, fees, or expenses associated with the Class and Settlement Notice Plan and the Plan of Administration and Distribution (“Settlement Notice and Administration Costs”) shall be paid exclusively out of the Settlement Fund (and are not costs, fees or expenses of the Defendants), and the Defendants shall have no responsibility whatever for any such costs, fees, or expenses, except as expressly provided in the Class and Settlement Notice Plan. For avoidance of doubt, the Settlement Notice and Administration Costs include all of the costs, fees, and expenses associated with: the preparation, handling, mailing, printing, publication and any other aspects of the dissemination of the Notice of Pendency and Settlement of Class Action, the Publication Notice, or the Claim Form according to the terms and conditions of the Class and Settlement Notice Plan; the maintenance of the Foreign Transaction Litigation Escrow Account; and all aspects of claims administration, including, without limitation, the costs, fees, and expenses incurred and charged by the Claims Administrator in connection with this settlement according to the terms and conditions of the Plan of Administration and Distribution. No less frequently than once a quarter, Plaintiffs’ Co-Lead Counsel or Settlement Classes Counsel, as applicable, and the Claims Administrator shall together file with the Court a written report detailing the nature, amount and recipients of all amounts expended, paid or incurred from the Gross Settlement Fund or the Net Settlement Fund, together with supporting documentation.

13. Plan of Administration and Distribution.

(a) In connection with the motion described in Section 6 above, Plaintiffs’ Co-Lead Counsel shall submit to the Court for its approval under Rule 23 of the Federal Rules of Civil Procedure the plan for administering and distributing the Net Settlement Fund (“Plan of Administration and Distribution”), a copy of which is attached hereto as Exhibit H, which, except as otherwise specified, provides for a pro rata distribution of the Net Settlement Fund to each Authorized Claimant, and which in the opinion of Plaintiffs’ Co-Lead Counsel fairly and adequately addresses the questions of settlement administration, claims submission, and allocation of monetary payments among the Settlement Damages Class Members.

(b) The Claims Administrator, under the supervision of Settlement Classes Counsel, shall administer and calculate the claims submitted by Claimants and, after Final Settlement Approval and entry by the Court of an order approving disbursement of the Net

Settlement Fund to Authorized Claimants according to the terms and conditions of said Plan, shall oversee distribution of the Net Settlement Fund to Authorized Claimants.

(c) The issue of the allocation of the Net Settlement Fund among the Authorized Claimants is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of this Settlement Agreement and the settlement contemplated hereby. Any order relating solely to such issue, or any request for further judicial review from any order relating solely thereto or reversal or modification thereof, shall not operate to terminate the Settlement Agreement or affect or delay Final Settlement Approval.

(d) In no event shall any of the Defendants have any liability or responsibility with respect to the administration or distribution of the Settlement Fund, or any dispute by any Claimant or putative Claimant concerning the handling or resolution of his, her or its claim with respect to the Net Settlement Fund.

14. Opt Outs; Termination by Defendants; Repayment of Monetary Settlement Consideration.

(a) Any member of the Settlement Damages Class shall have the right to opt out of the Settlement Damages Class by sending a written request for exclusion from the Settlement Damages Class to the address listed in the Notices, postmarked no later than a deadline to be set by the Court, which deadline shall be set forth in the Notices.

(i) Exclusion requests by non-natural Persons must: (A) include that Person’s full legal name, current address and taxpayer identification number; (B) include all account numbers of that Person’s Credit Card and/or Debit Card accounts for which that Person is a member of the Settlement Damages Class; (C) include an affirmation, under penalty of perjury, from an authorized representative of that Person (1) as to whether or not that Person is a co-brand or affinity contractual counterparty to any Defendant Releasee or Member Releasee, and, if so, separately identify the accounts included in respect of Section 14(a)(i)(B) that relate to that co-brand or affinity program, and (2) that that Person has advised any and all joint account holders on any of the account(s) included in respect of Section 14(a)(i)(B) that that Person is excluding that account(s) from the Settlement Damages Class; and (D) include the following statement from such authorized representative: “On behalf of [the non-natural Person], I request that [that Person] be excluded from the Settlement Damages Class in the Consolidated Action in In re Currency Conversion Fee Antitrust Litigation, MDL No. 1409. I affirm under penalty of perjury that: I have listed [that Person’s] full name, current address, taxpayer identification number, and all account numbers of [that Person’s] Credit Card and/or Debit Card accounts in relation to which [that Person] is a member of the Settlement Damages Class, I have certified that [that Person] is / is not a co-brand or affinity contractual counterparty to any Defendant Releasee or Member Releasee, [and, if it is such a counterparty, I have separately identified the accounts that relate to that co-brand or affinity program from the account numbers of [that Person’s] Credit Card and/or Debit Card accounts in relation to which [that Person] is a member of the Settlement Damages Class], and I have advised any joint account holders on any of the account numbers of [that Person’s] Credit Card and/or Debit Card accounts in relation to which [that Person] is a member of the Settlement Damages Class that [that Person] is taking this action and that that account(s) will not be entitled to any payment.”

(ii) Exclusion requests by natural Persons must: (A) be signed by that member of the Settlement Damages Class; (B) include that Person’s full name and current address; (C) include all account numbers of that Person’s Credit Card and/or Debit Card accounts for which that Person is a member of the Settlement Damages Class, or that Person’s complete social security number; (D) include an affirmation, under penalty of perjury, that that Person has advised any and all joint account holders on any such account(s) that that Person is excluding the account(s) from the Settlement Damages Class; and (E) include the following statement: “I request to be excluded from the Settlement Damages Class in the Consolidated Action in In re Currency Conversion Fee Antitrust Litigation, MDL No. 1409. I affirm under penalty of perjury that: I have listed my full name, current address, all account numbers of my Credit Card and/or Debit Card accounts in relation to which I am a member of the Settlement Damages Class (or, in the alternative, have provided my complete social security number), and I have advised any joint account holders on such accounts that I am taking this action and that such account(s) will not be entitled to any payment.”

(iii) No request for exclusion will be valid unless all of the information described above is included. If a timely and valid request for exclusion is made by a member of the Settlement Damages Class, then no payment shall be made with respect to any account(s) of such Person. Settlement Classes Counsel and Defendants shall use such opt out information only for purposes of determining and/or establishing whether a Person has timely and properly opted out of the Settlement Damages Class, and shall, absent further court order, redact any social security and account number(s) before providing a request for exclusion to any non-Party (including, without limitation, any filing with the Court) other than the issuing Member(s) that issued the respective account(s). All Settlement Damages Class Members (whether or not a Claimant or Authorized Claimant), and all members of the Settlement Injunctive Class (whether or not a Settlement Damages Class Member), shall be bound by all determinations and judgments concerning the Settlement Agreement and the settlement contemplated hereby.

(b) Within twenty (20) business days after the Court-ordered deadline for timely and properly opting out from the Settlement Damages Class, Settlement Classes Counsel shall provide to counsel for Defendants an encrypted electronic file of the names, applicable addresses, and applicable account numbers of the members of the Settlement Damages Class who or which have timely and properly opted out of the Settlement Damages Class as permitted by the Court, as well as the total number of such Persons and of their applicable accounts. Such electronic file shall be delivered by overnight courier to counsel for each of the Defendants, with signature by the recipient required for delivery, and the password/encryption key delivered separately. Defendants shall maintain the original and any copy of such information in encrypted format. When not in use, any information obtained from such electronic file shall be kept in encrypted or equally secure format. Provided, however, that nothing in this Section 14(b) shall limit in any way the ability of any Defendant to disclose such information to any court or other forum, or to any issuing Member(s) that issued the account(s) for which such information is to be disclosed, in un-encrypted format to the extent appropriate to address whether any member of the Settlement Damages Class timely and properly opted out from the Settlement Damages Class as permitted by the Court. If any Defendant determines it is appropriate to file any account number(s) and/or Social Security Number(s) with any court or other forum to address whether any member of the Settlement Damages Class timely and properly opted out from the Settlement Damages Class as permitted by the Court, it shall seek to file such information under seal. Defendants, in their sole discretion, shall then have the collective option to terminate, without liability, this Settlement Agreement, and thus prevent Final Settlement Approval, and Defendants shall then have the right to repayment from the Gross Settlement Fund in accordance with the provisions set forth in a separate, concurrently executed, “Termination by Defendants Agreement.” The Termination by Defendants Agreement will be presented to the Court in camera in connection with the motions described in Sections 6 and 8 above.

15. Releases.

(a) Upon Final Settlement Approval, each of the Releasors unconditionally, fully and finally releases and forever discharges each of the Defendant Releasees, and each of the Member Releasees, from each of the Released Claims. For avoidance of doubt, these Releases do not apply to claims for breach of this Settlement Agreement.

(b) The Parties believe that the Releases will have the effect of, inter alia, extinguishing the Claims that are the subject of the State FX Cases.

16. Covenant Not to Sue or Continue Suit.

Upon Final Settlement Approval, each of the Releasors hereby covenants and agrees that it shall not take any step whatsoever to commence, institute, continue, pursue, maintain, prosecute or enforce any Released Claim(s), on behalf of itself or any other Person, against any of the Defendant Releasees or Member Releasees. Upon Final Settlement Approval, each of the Releasors hereby warrants and represents that he/she/it has not assigned, sold or otherwise transferred any Claim that he/she/it previously had that otherwise would fall within the scope of Sections 15 or 16.

17. Waiver of Rights.

Upon Final Settlement Approval, each of the Releasors hereby expressly waives and relinquishes the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;

and any and all provisions, rights and benefits of any similar, comparable, or equivalent state, federal, or other law, rule or regulation or the common law or equity. In addition, upon Final Settlement Approval, each of the Releasors hereby expressly waives and relinquishes the provisions, rights, and benefits of Section 20-7-11 of the South Dakota Codified Laws, which otherwise would bar relinquishment of Claims which a creditor does not know or suspect to exist, and any and all provisions, rights and benefits of any similar, comparable, or equivalent state, federal, or other law, rule or regulation or the common law or equity. Each Releasor may hereafter discover facts other than, different from, or in addition to those that he, she or it knows or believes to be true with respect to the Released Claims, but each Releasor hereby expressly waives and fully, finally and forever settles and releases and discharges, any known or unknown, suspected or unsuspected, contingent or noncontingent Released Claims within the scope of Section 15, whether or not concealed or hidden, and without regard to the subsequent discovery or existence of such other, different or additional facts. The Representative Plaintiffs acknowledge, and the Settlement Classes Members shall be deemed by operation of the Final Judgment and Order of Dismissal to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of this Settlement Agreement.

18. Additional Releases.

Upon Final Settlement Approval, each of the Defendants releases and discharges each of the Representative Plaintiffs and their counsel and experts from any Claims relating to the institution or prosecution of the Consolidated Action, except as set forth in the last sentence of this Section. Upon Final Settlement Approval, each of the Representative Plaintiffs and the other Settlement Damages Class Members releases and discharges each of the Defendants and each of their counsel and experts from any Claims relating to the defense of the Consolidated Action, except as set forth in the last sentence of this Section. For avoidance of doubt, the releases in this Section 18 shall have no effect whatsoever on (i) the Motion for Dismissal of Ross et al. v. Bank of America, N.A. (USA), et al., No. 05-CV-7116 (S.D.N.Y.) (WHP), under Rule 41(b) of the Federal Rules of Civil Procedure that was filed in the Consolidated Action on November 14, 2005; or (ii) any Claims for any violation of any protective order or confidentiality order or confidentiality agreement in the Consolidated Action, the State FX Cases, or any other proceeding.

19. Preservation of Discovery Materials.

(a) The Parties shall preserve all discovery materials in the Consolidated Action until the last to occur of: Final Settlement Approval; final resolution of Ross et al. v. American Express Co. et al., No. 04-CV-05723 (S.D.N.Y.) (WHP); and final resolution of Ross et al. v. Bank of America, N.A. (USA) et al., No. 05-CV-7116 (S.D.N.Y.) (WHP). Within sixty (60) days after the latest event described in the first sentence of this Section 19, and in accordance with the provisions of the Protective Order entered by this Court on June 19, 2002 and in force as of the date of this Settlement Agreement, Settlement Classes Counsel shall take all steps appropriate to return the discovery materials produced in the Consolidated Action by each Defendant.

(b) For avoidance of doubt, notwithstanding anything else in this Settlement Agreement, or any Court order, including, without limitation, the Protective Order entered by the Court on June 19, 2002, each Defendant may permanently retain copies of: (i) all contention interrogatory responses served by plaintiffs in the Consolidated Action, and use and disclose such materials in connection with (A) the implementation or enforcement of the Releases, Covenant Not to Sue or Continue Suit, Waiver of Rights, Additional Releases, injunctions, bars, stays and/or dismissals contemplated by this Settlement Agreement, the Preliminary Approval Order and/or the Final Judgment and Order of Dismissal, and/or (B) any showing of, or issue relating to, the amount of actual damages claimed in the Consolidated Action; and (ii) the December 22, 2004 and April 15, 2005 joint expert reports by Drs. Gustavo E. Bamberger and Bradley N. Reiff served by plaintiffs in the Consolidated Action, and use and disclose such materials in connection with any showing of, or issue relating to, the amount of actual damages claimed in the Consolidated Action.

20. Confidentiality Protection.

All settlement- or discovery-related materials and information provided by any of the Defendants or any of the other Defendant Releasees or Member Releasees, before or after the date of this Settlement Agreement, including, without limitation, documents, answers to interrogatories, answers to requests for admission, and deposition testimony, shall be governed by the Protective Order entered by this Court on June 19, 2002 and in force as of the Effective Date of this Settlement Agreement. The Claims Administrator and any other Person(s)

involved in notice or claims administration (except for Settlement Classes Counsel, the Defendants, and counsel for the Defendants) shall agree in writing to comply with the terms of the Protective Order and the security provisions set forth in the Plan of Administration and Distribution before receiving any notice or claims materials or information, and shall agree in writing to be subject to the jurisdiction of the Court for any violation of such Order or agreement. The Claims Administrator, Settlement Classes Counsel and any other Person(s) involved in claims administration may upon proper request by any Settlement Damages Class Member provide to such Settlement Damages Class Member information relating to his, her, or its particular Claim Form.

21. Termination or Disapproval.

If the Settlement Agreement terminates, or the Court for any reason does not enter any material part of the Preliminary Approval Order, or if such approval is modified, reversed or set aside on further judicial review, or if the Court for any reason does not enter any material part of the Final Judgment and Order of Dismissal, or if the Court enters the Final Judgment and Order of Dismissal and judicial review is sought and, on such review, such Final Judgment and Order of Dismissal is not fully affirmed such that there is no Final Settlement Approval, then this Settlement Agreement terminates and becomes null and void and shall be without prejudice to the status quo ante rights, positions and privileges of the Parties, except as otherwise expressly provided herein. In such case, the Parties shall immediately and jointly move the Court to vacate the Preliminary Approval Order (except as to the provisos in Section 6(b)(iv)) and the Final Judgment and Order of Dismissal (except as to the provisions of Section 8(a)(x)) to the extent either is then in effect, with the object that the operative complaint in the Consolidated

Action shall be the Second Consolidated Amended Class Action Complaint filed on August 15, 2003, and that no class shall be certified except as may have been certified in the Consolidated Action prior to the execution of the Settlement Agreement (subject to any further judicial review, request for further judicial review and/or further decisions by the Court), and shall immediately and jointly move the Second Circuit to vacate the stipulation(s) described by Section 7 of this Settlement Agreement, with the object that the appeals or requests for leave to appeal removed from active consideration as a result of said stipulation(s) shall be returned to active consideration by the Second Circuit and shall proceed forward as determined by the Second Circuit. For the avoidance of doubt, if there is no Final Settlement Approval or this Settlement Agreement terminates prior to Final Settlement Approval and the parties return to the status quo ante in the Consolidated Action, nothing herein, including, but not limited to, the stipulated certification of the Settlement Classes, shall result in the waiver of any right of any Defendant to enforce any applicable arbitration rights or to assert any other right or position that it could have asserted if this Settlement Agreement had never been reached or proposed to the Court.

22. This Settlement Is Not an Admission.

The Parties hereto agree that, whether or not there shall be Final Settlement Approval, this Settlement Agreement (including, without limitation, its exhibits), and any and all negotiations, documents and discussions associated with it, shall be without prejudice to the rights, positions or privileges of any Party (except as expressly provided for in this Settlement Agreement, including, without limitation, its exhibits), and shall not be deemed or construed to be an admission or evidence of any violation of any statute, law, rule, regulation or principle of common law or equity, or of any liability or wrongdoing, by any of the Defendants, or of the truth of any of the Claims, and evidence thereof shall not be discoverable or used, directly or indirectly, in any way, whether in the Consolidated Action or in any other action or proceeding, except for purposes of demonstrating, describing, implementing or enforcing the terms and conditions of this Settlement Agreement, the Preliminary Approval Order and/or the Final Judgment and Order of Dismissal.

23. Binding Effect.

This Settlement Agreement shall be binding upon, and inure to the benefit of, the Defendants, the Representative Plaintiffs and all Settlement Classes Members, and their respective successors and assigns. The Defendant Releasees other than the Defendants, and the Member Releasees, are third party beneficiaries authorized to enforce the Releases in Section 15, the Covenant Not to Sue or Continue Suit in Section 16, the Waiver of Rights in Section 17, the Preliminary Approval Order, and the Final Judgment and Order of Dismissal, as applicable to them.

24. Integrated Agreement.

This Settlement Agreement (including its exhibits), along with the Termination/Adjustment by Defendants Agreement, contains an entire, complete, and integrated statement of each and every term and condition agreed to by and among the Parties and is not subject to any term or condition not provided for herein. This Settlement Agreement shall not be modified in any respect except by a writing executed by duly authorized representatives of all the Parties hereto. In entering into this Settlement Agreement, no Party has made or relied on any warranty or representation not specifically set forth herein. There shall be no waiver of any term or condition absent an express writing to that effect by the Party to be charged with that waiver (including, for non-natural Persons, by an authorized representative thereof). No waiver of any term or condition in this Settlement Agreement by any Party shall be construed as a waiver of a subsequent breach or failure of the same term or condition, or waiver of any other term or condition of this Settlement Agreement.

25. Headings.

The headings used in this Settlement Agreement are for the convenience of the reader only and shall not affect the meaning or interpretation of this Settlement Agreement.

26. No Party Is the Drafter.

No Party hereto shall be considered the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that might cause any provision to be construed against the drafter.

27. Choice of Law.

This Settlement Agreement is made in the State of New York, and all terms of this Settlement Agreement and the exhibits hereto shall be governed by and interpreted according to the substantive laws of the State of New York without regard to its choice of law or conflict of laws principles; provided, however, that any exhibit hereto that expressly states that it is to be governed by the law of another jurisdiction shall be governed by the law so identified in that exhibit.

28. Authorization to Enter Settlement Agreement.

Each of the undersigned representatives of each of the Party/(ies) represents that he/she is fully authorized to enter into, and to execute, this Settlement Agreement on behalf of that Party/(ies). Each of the Parties agrees that, in return for the agreements herein, he/she/it is receiving good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged.

29. Signature.

The Parties may sign this Settlement Agreement, and Exhibits A, B, and C hereto, in counterparts, and the signature of counterparts shall have the same effect as if the same instrument had been signed. Facsimile signatures shall be considered as valid signatures as of the Signature Date, although the original signature pages shall thereafter be appended to this Settlement Agreement. This Settlement Agreement shall not be deemed signed until it has been signed by all of Plaintiffs’ Co-Lead Counsel and by an authorized representative of each of the Defendants, and Exhibits A, B and C have been signed by or on behalf of all of the parties to each of them. Before or immediately upon the delivery of all such signatures, Plaintiffs’ Co-Lead Counsel shall provide counsel for Defendants with delivery instructions for the making of the wire transfer to the Settlement Fund described in Section 3(a) above.

30. Resolution of Disputes; Jurisdiction.

Any dispute concerning the matters contained in this Settlement Agreement, the Preliminary Approval Order or the Final Judgment and Order of Dismissal shall, if they cannot be resolved by negotiation and agreement, be submitted to the Court. The Court shall retain personal and subject matter jurisdiction over the implementation and enforcement of this Settlement Agreement, the Preliminary Approval Order and the Final Judgment and Order of Dismissal, including, but not limited to, any disputes relating to or arising out of the Releases, the Covenant Not to Sue or Continue Suit, the Waiver of Rights, the Additional Releases, the timeliness and/or validity of any opt out, and/or any Claim Form submitted for payment from the

Net Settlement Fund. In the event that any of the provisions of this Settlement Agreement, the Preliminary Approval Order or the Final Judgment and Order of Dismissal is asserted by any Defendant Releasee or Member Releasee as a defense in whole or in part to any Claim or otherwise asserted in any other suit, action or other proceeding by a Settlement Damages Class Member, that Defendant Releasee or Member Releasee shall be entitled to an immediate stay and injunction of that suit, action or other proceeding until the Court has entered an order or judgment finally determining any issues relating to such defense or assertion and no further judicial review of such order or judgment is possible.

31. Publicity.

(a) Plaintiffs’ Co-Lead Counsel, Settlement Classes Counsel, Representative Plaintiffs, Defendants and counsel for Defendants shall not file in any court the full text or substantially all of any copy of this Settlement Agreement during the period from the Signature Date to the date prescribed in Section 6(a) for the filing of the motion for Preliminary Approval of this Settlement Agreement.

(b) Plaintiffs’ Co-Lead Counsel, Settlement Classes Counsel, Representative Plaintiffs, Defendants and counsel for Defendants shall make no public statements regarding this settlement prior to the Effective Date. Provided, however, that nothing in this Section 31(b) shall limit in any way the ability of Plaintiffs’ Co-Lead Counsel, Settlement Classes Counsel, the Representative Plaintiffs, Defendants or counsel for any Defendants to: disclose the fact of the execution of this Settlement Agreement to the Court; make any disclosure under state or federal law (including, without limitation, state or federal securities law, such as the Securities Exchange Act of 1934, as amended); make any disclosure under the rules or regulations of any self-regulatory organization, including, without limitation, New York Stock Exchange LLC; make disclosure of any information that is already a matter of public record; respond to press or other inquiries; or disclose any information to auditors, accountants, tax and financial advisors and/or legal counsel to render professional advice.

(c) In no event shall Plaintiffs’ Co-Lead Counsel, Settlement Classes Counsel, or the Representative Plaintiffs make any public statements that disparage the business or reputation of any of the Defendant Releasees or Member Releasees based on the subject matter of the Consolidated Action, or mischaracterize the Settlement Agreement or any of its terms, provided, that this sentence does not apply to statements in any judicial proceeding, including, but not limited to, Ross et al. v. American Express Co. et al., No. 04-CV-05723 (S.D.N.Y.) (WHP), and Ross et al. v. Bank of America, N.A. (USA) et al., No. 05-CV-7116 (S.D.N.Y.) (WHP). Nor shall Plaintiffs’ Co-Lead Counsel, Settlement Classes Counsel, or the Representative Plaintiffs fail to comply with any applicable confidentiality order or confidentiality agreements or protective orders in communicating with members of the Settlement Classes or otherwise.

(d) In no event shall Defendants or counsel for any Defendants make any public statements that disparage the business or reputation of any of the Plaintiffs’ Co-Lead Counsel, Settlement Classes Counsel, or the Representative Plaintiffs based on the subject matter of the Consolidated Action, or mischaracterize the Settlement Agreement or any of its terms, provided, that this sentence does not apply to statements in any judicial proceeding, including, but not limited to, Ross et al. v. American Express Co. et al., No. 04-CV-05723 (S.D.N.Y.) (WHP), and Ross et al. v. Bank of America, N.A. (USA) et al., No. 05-CV-7116 (S.D.N.Y.)

(WHP). Nor shall Defendants or counsel for any Defendants fail to comply with any applicable confidentiality order or confidentiality agreements or protective orders in communicating with members of the Settlement Classes or otherwise.

32. Provision of Notice.

All notices under this Settlement Agreement shall be in writing. Except as otherwise specifically provided herein, each such notice shall be given by (i) hand delivery, (ii) facsimile, or (iii) Federal Express or similar overnight courier, addressed to the applicable address set forth on the signature pages hereof, or to such other address or person as the applicable Person may designate by giving notice in the manner described in this Section.

IN WITNESS WHEREOF, each of the signatories has read and understood this Settlement Agreement, has executed it, and represents that he/she is authorized to execute this Settlement Agreement on behalf of the Party(ies) he/she represents, who or which has/have agreed to be bound by its terms upon the Effective Date and has/have entered into this Settlement Agreement.

Dated: July 20, 2006

By:	/s/ Merrill G. Davidoff	By:	/s/ Mark P. Ladner

Merrill G. Davidoff, Esq.		Mark P. Ladner, Esq.
Ruthanne Gordon, Esq.		William R. Wade-Gery, Esq.
Edward W. Millstein, Esq.		MORRISON & FOERSTER LLP
Michael J. Kane, Esq.		1290 Avenue of the Americas
David A. Langer, Esq.		New York, NY 10104-0050
BERGER & MONTAGUE, P.C.		Tel: 212-468-8000
1622 Locust Street		Fax: 212-468-7900
Philadelphia, PA 19103
Tel: 215-875-3000 Fax: 215-875-4604		Counsel for Defendants Bank of America Corporation, Bank of America N.A. (USA), and Bank of America, N.A.

Plaintiffs’ Co-Lead Counsel and Co-Counsel for plaintiffs S. Byron Balbach, Jr., Jeanne H. Balbach, Woodrow W. Clark, Leslie Cooper, Cherie R. Donald, Andrea Kune, Pamela Meyerson, Michael H. Oshry, Camille LaPlaca-Post, Herve Senequier, Robert Ross, Randal Wachsmuth, and Jeffrey Zakem

By:	/s/ Bonny E. Sweeney	By:	/s/ Peter E. Greene

Patrick Coughlin, Esq.		Charles E. Buffon, Esq.
Bonny E. Sweeney, Esq.		Robert D. Wick, Esq.
Christopher M. Burke, Esq.		COVINGTON & BURLING L.L.P.
Jeffrey D. Light, Esq.		1201 Pennsylvania Avenue NW
LERACH COUGHLIN STOIA GELLER		Washington, DC 20004
RUDMAN & ROBBINS LLP		Tel: 202-662-6000
655 West Broadway, Suite 1900		Fax: 202-662-6291
San Diego, CA 92101
Tel: 619-231-1058		Peter E. Greene, Esq.
Fax: 619-231-7423		Cyrus Amir-Mokri, Esq.
Peter S. Julian, Esq.
Plaintiffs’ Co-Lead Counsel and Co-Counsel for plaintiffs S. Byron Balbach, Jr., Jeanne H. Balbach, Woodrow W. Clark, Leslie Cooper, Cherie R. Donald, Andrea Kune, Pamela Meyerson, Michael H. Oshry, Camille LaPlaca-Post, Herve Senequier, Robert Ross, Randal Wachsmuth, Jeffrey Zakem, Kayta George, David Shrieve, Tara Rado, Anthony Ralphs, David Ultan, Shannon Mattingly, and Timur Nusratty

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Time Square

New York, NY 10036

Tel: 212-735-3000

Fax: 212-735-2000

Counsel for Defendants JPMorgan Chase & Co., Chase Bank, USA, N.A., and the JPMorgan Chase Bank, N.A.

                    — and —

By:	/s/ Dennis Stewart	By:	/s/ David F. Graham

Dennis Stewart, Esq.		Charles W. Douglas, Esq.
HULETT HARPER STEWART LLP		David F. Graham, Esq.
550 West C. Street, Suite 1600		Theodore R. Scarborough, Esq.
San Diego, CA 92101		SIDLEY AUSTIN LLP
Tel: 619-338-1133		One South Dearborn Street
Fax: 619-338-1139		Chicago, Illinois 60603
Tel: 312-853-7000
Co-Counsel for plaintiffs Kayta George, David Shrieve, Tara Rado, Anthony Ralphs, David Ultan, Shannon Mattingly, and Timur Nusratty		Fax: 312-853-7036 Counsel for Defendants Citigroup Inc., Citibank (South Dakota), N.A., Universal Bank, N.A., Universal Financial Corp., and Citicorp Diners Club Inc.

By:	/s/ George A. Cumming

George A. Cumming, Esq. MORGAN, LEWIS & BOCKIUS LLP One Market Spear Street Tower San Francisco, CA 94105 Tel: 415-442-1000 Fax: 415-442-1001

Harry T. Robins, Esq. MORGAN, LEWIS & BOCKIUS LLP 101 Park Avenue New York, NY 10178-0060 Tel: 212-309-6000 Fax: 212-309-6001

Counsel for Defendants HSBC Finance Corporation (f/k/a Household International, Inc.) and HSBC Bank Nevada, N.A. (f/k/a Household Bank (SB), N.A.)

By:	/s/ Christopher R. Lipsett

Christopher R. Lipsett, Esq. WILMER CUTLER PICKERING HALE AND DORR LLP 399 Park Avenue New York, NY 10022 Tel: 212-230-8800 Fax: 212-230-8888

Daniel H. Squire, Esq. WILMER CUTLER PICKERING HALE AND DORR LLP 1875 Pennsylvania Avenue, NW Washington, DC 20006 Tel: 202-663-6000 Fax: 202-663-6363

Counsel for Defendants MBNA America Bank, N.A. and MBNA America (Delaware), N.A.

By:	/s/ Edward S. Rogers

Alan S. Kaplinsky, Esq.

Edward D. Rogers, Esq.

Mark S. Stewart, Esq.

BALLARD SPAHR ANDREWS &
INGERSOLL, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103-7599

Tel: 215-665-8500

Fax: 215-864-8999

Counsel for Defendants Washington Mutual Inc., Washington Mutual Bank, and New American Capital Inc.

By:	/s/ Jay N. Fastow

Jay N. Fastow, Esq. Bruce A. Colbath, Esq. Fiona A. Schaeffer, Esq. WEIL, GOTSHAL & MANGES LLP 767 Fifth Avenue New York, New York 10153 Tel: 212-310-8000 Fax: 212-310-8007

Counsel for Defendants MasterCard International Incorporated, MasterCard International, LLC, and MasterCard Incorporated

By:	/s/ M. Laurence Popofsky

M. Laurence Popofsky, Esq. Brian P. Brosnahan, Esq. HELLER EHRMAN LLP 333 Bush Street San Francisco, CA 94104-2878 Tel: 415-772-6000 Fax: 415-772-6268

Robert J. Vizas, Esq. ARNOLD & PORTER LLP 90 New Montgomery Street Suite 600 San Francisco, CA 94105 Tel: 415-356-3001 Fax: 415-356-3099

Counsel for Defendant Visa U.S.A. Inc.

— and—

By:	/s/ Randall A. Hack

Randall A. Hack, Esq. Edward C. Fitzpatrick, Esq. Timothy M. Maggio, Esq. LORD, BISSELL & BROOK LLP 111 South Wacker Drive Chicago, IL 60606-4410 Tel: 312-443-0700 Fax: 312-443-0336

Counsel for Defendant Visa International Service Association

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